Exhibit 4.9(xxiii)

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

ABC(2024)1003-1 (second edition)

Number: [REDACTED]

(Draft agreement) type text

Working capital loan contract

Dear customer: To protect your rights and interests, please read all terms of this contract carefully before signing, especially the bold terms, and pay attention to your rights and obligations under this contract. If you have any questions regarding this contract, please consult the lending bank. For business inquiries or complaints, please call the Agricultural Bank of China customer service hotline: 95599.

Table of contents
Article 1 Definitions	2
3.7 Repayment	14
3.8 Borrowing certificate	15
3.9 Guarantee	16
3.10 Rights and obligations	16
Article 4 Supplementary terms	19
Article 5 Legal liability	19
Article 6 Miscellaneous matters	21

Borrower (full name): WIPO (Shanghai) New Energy Technology Co., Ltd.

Registered address: 9th floor, building E1, Hongqiao World Center, lane 1588, Zhuguang Road, Qingpu District, Shanghai

Telephone: [REDACTED] Fax:

Legal representative / responsible person: Liu Yuejin

Lender (full name): Agricultural Bank of China Co., Ltd., Shanghai Xuhui Sub-branch

Registered address: No. 30, Tianyaoqiao Road, Xuhui District, Shanghai

Telephone: [REDACTED] Fax:

Legal representative / responsible person: Hao Meng

In accordance with relevant national laws and regulations, the parties have reached mutual agreement and hereby enter into this contract.

Article 1 Definitions

Unless otherwise agreed, the following terms shall have the meanings set forth below in this contract:

1.1 Working capital loan: refers to a loan granted by the lender to the borrower for the borrower's daily operational turnover, including general working capital loans and revolving working capital loans.

1.2 General working capital loan: refers to a working capital loan that, within the loan term, the borrower may draw down in one or multiple installments and, after repayment, cannot be reused.

1.3 Revolving working capital loan: refers to a working capital loan that, within the loan limit and the limit validity period, the borrower may draw down multiple times as needed and, after repayment, may reuse. For self-service revolving working capital loans, the borrower may independently draw loan funds through the lender's business counters or self-service electronic channels.

1.4 Loan term: includes the total loan term and the term of each individual loan. The total loan term refers to the period from the date of the first loan disbursement under this loan to the date on which the borrower repays all principal and interest under this contract as agreed. The term of each individual loan refers to the period from the date of disbursement of a single loan in a multiple-drawdown arrangement to the date on which the borrower repays the principal and interest of that individual loan as agreed.

1.5 Loan limit: refers to the maximum principal amount of loans to be provided by the lender to the borrower within the limit validity period as agreed in the contract. For revolving working capital loans, within the limit validity period and the loan limit, the borrower may use the loan on a revolving basis; however, the sum of the loan amount applied for by the borrower and the outstanding principal balance of loans under this contract that have not been repaid by the borrower shall not exceed the loan limit. Upon expiration of the limit validity period, any unused loan limit shall automatically lapse.

1.6 Limit validity period: refers to the period from the effective date of the loan limit to the date on which the loan limit becomes invalid.

1.7 Self-service electronic channels: refers to electronic channels provided by the lender for drawdown under the self-service revolving working capital loan method, including mobile banking, online banking, telephone banking, cash management channels, and other electronic channels.

1.8 Period: a period shall be calculated in days, months, or years. If the last day of a period falls on a legal holiday, the first working day after the holiday shall be deemed the last day of the period.

1.9 Drawdown date: refers to the date on which the loan is credited to the borrower's account.

1.10 LPR: abbreviation for loan prime rate, which refers to the loan market quoted rate published by the National Interbank Funding Center on the 20th of each month, currently including two tenors: 1-year and over-5-year, applicable only to renminbi.

1.11 SOFR: abbreviation for secured overnight financing rate, which is a secured overnight borrowing rate, applicable only to us dollars. The SOFR term rate refers to term rates calculated based on SOFR futures or derivative transactions, reflecting expectations of the SOFR rate over a future period.

1.12 SONIA: abbreviation for sterling overnight index average, which is an overnight index average rate, applicable only to british pounds.

1.13 EURIBOR: abbreviation for euro interbank offered rate, which is the euro interbank offered rate, applicable only to euros.

1.14 TIBOR: abbreviation for tokyo interbank offered rate, which is the tokyo interbank offered rate, applicable only to japanese yen.

1.15 SARON: abbreviation for swiss average rate overnight, which is the swiss overnight average rate, applicable only to swiss francs.

1.16 HIBOR: abbreviation for Hong Kong Interbank Offered Rate, which is the Hong Kong interbank offered rate, applicable only to Hong Kong dollars.

1.17 SIBOR: abbreviation for Singapore Interbank Offered Rate, which is the Singapore interbank offered rate, applicable only to Singapore dollars.

1.18 Laws and regulations: includes the laws, administrative regulations, local regulations, rules, judicial interpretations, and other legally binding provisions of the People's Republic of China.

1.19 Annualized borrowing interest rate: refers to the rate calculated based on the ratio of all borrowing costs charged to the borrower to the actual principal amount of the borrowing occupied, and converted into an annualized form. There are no fees directly related to the borrowing under this contract. The borrowing interest rate and the executed borrowing interest rate in this contract refer to the annualized borrowing interest rate, which is the annualized rate calculated based on the interest cost charged to the borrower. The aforementioned borrowing costs do not include contingent costs that may arise in accordance with the provisions of this contract, such as penalty interest or compound interest that may arise from overdue borrowing or unauthorized use of the borrowing. Costs incurred by the lender to realize the creditor's rights, etc.

Article 2 Borrower's Undertakings

The borrower undertakes as follows:

2.1 The borrowing application is lawful and compliant: The borrower is a legal person or unincorporated organization established in accordance with the law and registered with the market supervision and administration department or the competent authority, possessing borrowing qualifications and meeting the national requirements for business qualifications. The borrower and its major shareholders and actual controller have good credit standing, with no significant adverse records, or if there have been adverse credit records, such records were not caused by subjective malice and all adverse credits have been fully repaid before applying for this credit facility, or a repayment plan acceptable to the lender has been implemented. There are no overdue debts and no material pending adverse lawsuits. The purpose of the borrowing is specific, clear, and lawful, and the source of repayment is clear and lawful. The borrower's operations are lawful and compliant, conforming to relevant national industrial, environmental, and other policies. The borrower and its major shareholders and actual controller are not involved in money laundering, terrorist financing, proliferation financing, tax evasion, sanctions, or similar activities, and comply with national regulations in areas such as environment and production safety. The borrower has formulated necessary measures to prevent and address environmental, social, and governance risks, and, if required by the lender, will submit environmental, social, and governance risk reports to the lender. The borrower and its major shareholders, actual controller, legal representative, and senior management personnel have not illegally engaged in private lending, illegal fundraising, involvement with organized crime, or other illegal financial activities. There are no other circumstances that violate laws or regulations.

2.2 The act of signing the contract is free from defects: The borrower has completed all necessary procedures in accordance with laws, regulations, its articles of association, institutional bylaws, or partnership, joint venture, or cooperation contracts or agreements for the purpose of signing this contract or performing its obligations hereunder. The person signing or affixing the seal on this contract is the borrower's legal representative, responsible person, or authorized agent. The borrower will actively handle or cooperate with the lender in handling contract approval, registration, or filing procedures. There are no other circumstances that may cause defects in the validity of the loan contract due to the borrower's reasons.

2.3 The provided security is lawful, sufficient, and effective: The borrower ensures that the guarantor has completed all necessary procedures in accordance with laws, regulations, its articles of association, institutional bylaws, or partnership, joint venture, or cooperation contracts or agreements for the purpose of signing the security contract or performing its obligations thereunder. The guarantor has the right to create security over the collateral. The person signing the security contract is an authorized signatory. The borrower will urge the guarantor to actively handle or cooperate with the lender in handling the approval, registration, or filing procedures for the security contract and the registration procedures for the security. There are no other defects in the validity of the security or circumstances that may cause material adverse changes.

2.4 Perform contractual rights and obligations in good faith: The borrower will use the borrowing in accordance with the term, purpose, and method agreed in the contract, and will not use the borrowing in violation of regulations for shareholder dividends, investment in financial assets, fixed assets, equity, or areas and purposes prohibited by the state for production and operation, nor engage in illegal or non-compliant activities using the borrowing. The borrower will not misappropriate the borrowing. The borrower will actively cooperate with relevant national authorities and the lender in borrowing payment management, ongoing management, and related inspections. The borrower will repay the borrowing in full and on time in accordance with the contract and will not use any means to evade debts. The borrower will obtain the lender's consent before undertaking major matters such as mergers, divisions, equity transfers, and external investments, external guarantees, or material increases in debt financing that may affect its debt repayment ability. The borrower will promptly notify the lender of material litigation, arbitration, other administrative proceedings, or claims events, significant changes in senior management, changes in accounting policies, and material adverse events affecting debt repayment ability. There are no other circumstances that violate contractual obligations.

2.5 The borrower has not concealed from the lender any matters that have occurred or are occurring that may affect its financial condition and debt repayment ability, including but not limited to litigation, arbitration, other administrative proceedings, or claims events.

2.6 The borrower will promptly provide the lender with true, complete, accurate, lawful, and valid materials, including but not limited to documents related to the borrower, guarantor, and shareholders.

(1) General working capital loan

a. Loan currency and amount (in words): Renminbi ten million yuan only

b. Total loan term (in words): One year

c. Individual loan amount and term:

Loan Amount：RMB Ten Million Yuan Only

Disbursement Date：2026-03-24 to 2026-12-30

Loan Term：One Year

(2) Revolving working capital loan

a. Loan facility currency and amount (in words): -/

b. Facility validity period (in words): - from / to /.

(3) Self-service revolving working capital loan

a. Loan facility currency and amount (in words): -/

b. Facility validity period (in words): - from /to /.

3.2 Purpose of borrowing

The borrowing under this contract is used for: normal business operations and turnover.

3.3 Interest rate, penalty interest, and compound interest

3.3.1 Borrowing interest rate (i.e., annualized borrowing interest rate)

3.3.1.1 For renminbi borrowing, the interest rate shall be determined according to method (2) below:

(1) Fixed interest rate: determined as [ ] (the LPR for [1-year / 5-year or more] as of the day preceding the drawdown date of a single loan / (contract signing date) [plus / minus] [ ] bp (1 bp = 0.01%), with the amount in words. The loan interest rate shall remain fixed during the loan term until the loan maturity date.

(2) Floating interest rate: determined based on the LPR for each period plus or minus a certain spread, and adjusted on a periodic basis. Under this contract, the interest rate adjustment period is one (1) month (in words), and the spread is minus (plus / minus) forty-five (45) (in words) bp (1 bp = 0.01%), and the spread shall remain unchanged during the loan term. For the first period, the LPR applied shall be the 1-year (1-year / 5-year or more) LPR as of the day preceding the drawdown date of a single loan. For each subsequent period, the LPR applied shall be redetermined based on the LPR as of the day preceding the corresponding day of the first month of such period. If there is no corresponding day for the drawdown date of a single loan, the last day of that month shall be deemed the corresponding day.

(3) Other methods:

3.3.1.2 For loans denominated in U.S. dollars, the interest rate shall be determined by one of the following methods (if the benchmark rate is negative, the interest rate shall be zero):

(1) Determined based on the [overnight SOFR rate / SOFR term rate / other forms of SOFR rate] (specific term type: [ ]) applicable on the drawdown date of a single loan, plus or minus a certain spread. The spread is [plus / minus] [ ] bp (1 bp = 0.01%), with the amount in words, and the spread shall remain unchanged during the loan term. The drawdown date of a single loan shall be the first interest rate determination date. Thereafter, the pricing benchmark shall be adjusted according to the following method [ ], with interest calculated in segments.

(i) The pricing benchmark shall be adjusted on a [day / month] (in words) cycle. The interest rate determination date for the second and subsequent periods shall be the corresponding day after the first interest rate determination date / the previous interest rate determination date plus one full period. On such date, the lender shall adjust the loan interest rate based on the applicable pricing benchmark and the aforementioned spread. If the adjustment cycle is a full month and there is no date corresponding to the previous interest rate determination date in the adjustment month, the last day of that month shall be deemed the corresponding date.

(ii) The pricing benchmark shall not be adjusted during the entire loan term.

(2) Determined as a fixed annual interest rate of [ ]%, and the loan interest rate shall remain fixed during the loan term until the loan maturity date.

(3) Other methods: [ ]

3.3.1.3 For loans denominated in [British pound (GBP) / Euro (EUR) / Japanese yen (JPY) / Swiss franc (CHF) / Hong Kong dollar (HKD) / Singapore dollar (SGD) / other non-U.S. dollar foreign currencies], the interest rate shall be determined by one of the following methods (if the benchmark rate is negative, the interest rate shall be zero):

(1) Determined based on the [SONIA / EURIBOR / TIBOR / SARON / HIDOR / SIBOR / other] term rate (specific term type: [ ]) applicable on the drawdown date of a single loan, plus or minus a certain spread. The spread is [plus / minus] [ ] bp (1 bp = 0.01%), with the amount in words, and the spread shall remain unchanged during the loan term. The drawdown date of a single loan shall be the first interest rate determination date. Thereafter, the pricing benchmark shall be adjusted according to the following method [ ], with interest calculated in segments:

(i) The pricing benchmark shall be adjusted on a [ ] month (in words) cycle. The interest rate determination date for the second and subsequent periods shall be the corresponding day after the first interest rate determination date / the previous interest rate determination date plus one full period. On such date, the lender shall adjust the loan interest rate based on the applicable pricing benchmark and the aforementioned spread. If there is no date corresponding to the previous interest rate determination date in the adjustment month, the last day of that month shall be deemed the corresponding date.

(ii) The pricing benchmark shall not be adjusted during the entire loan term.

(2) Determined based on the overnight [SONIA / ESTRAFONA / SARON / HIBOR / other] rate applicable on the drawdown date of a single loan, plus or minus a certain spread. The spread is [plus / minus] [ ] bp (1 bp = 0.01%), with the amount in words, and the spread shall remain unchanged during the loan term. The pricing benchmark shall be adjusted daily, and interest shall be calculated daily. The drawdown date of a single loan shall be the first interest rate determination date, and each subsequent calendar day after the first interest rate determination date shall be a subsequent interest rate determination date.

(3) Determined as a fixed annual interest rate of [ ]%, and the loan interest rate shall remain fixed during the loan term until the loan maturity date.

(4) Other methods: [ ]

3.3.1.4 Applicable pricing benchmark on the interest rate determination date

For clauses 3.3.1.2 and 3.3.1.3 that adopt an overnight benchmark rate, the pricing benchmark applicable on the interest rate determination date (date T; if date T is not a business day, the most recent business day prior to date T shall be date T) shall be the interest rate value for the corresponding term of the pricing benchmark for the loan currency agreed under this contract, as displayed on the [ ] financial telecommunications terminal page, as of T-5 business days.

For clauses 3.3.1.2 and 3.3.1.3 that adopt a non-overnight benchmark rate, the pricing benchmark applicable on the interest rate determination date (date T; if date T is not a business day, the most recent business day prior to date T shall be date T) shall be the interest rate value for the corresponding term of the pricing benchmark for the loan currency agreed under this contract, as displayed on the [ ] financial telecommunications terminal page, as of T-3 business days.

The term "business day" above refers to a business day in the jurisdiction of the administrator of the pricing benchmark for the loan currency.

3.3.1.5 The lender has fully informed the borrower of the relevant interest rate fluctuation risks. To the extent permitted by applicable laws, regulations, and relevant regulatory requirements, the interest rate pricing method and floating interest rate adjustment period specified in sections 3.3.1.1, 3.3.1.2, and 3.3.1.3 are voluntarily selected by the borrower and determined through mutual agreement between both parties.

3.3.2 Interest calculation and settlement method

3.3.2.1 Interest on the loan shall be settled on a quarterly (monthly/quarterly/semi-annually/annually) basis, with the interest settlement date falling on the 20th day of the last month of each quarter (month/last month of the quarter/June and December/last month of the year). The borrower shall pay interest on each interest settlement date. If the final repayment date of the loan principal does not fall on an interest settlement date, any unpaid interest shall be repaid together with the principal.

3.3.2.2 Interest on the loan under this contract shall accrue on a daily basis (based on actual days) from the date of each drawdown. For loans with a fixed interest rate, interest shall be calculated at the loan interest rate specified in the contract. For loans with a floating interest rate, interest shall be calculated at the rate determined for each floating period: if the interest rate fluctuates multiple times within a single interest settlement period, the interest for each floating period shall be calculated separately and then summed. For loans with other interest rate types, interest shall be calculated as agreed. (For reference: rmb daily interest rate = annual interest rate / 360; daily interest rate for british pounds, hong kong dollars, singapore dollars, canadian dollars, and australian dollars = annual interest rate / 365; daily interest rate for other foreign currencies = annual interest rate / 360.)

3.3.2.3 If a repayment date (or, if no repayment date is agreed, the day following the loan maturity date) falls on a statutory holiday or public holiday, the repayment date shall be postponed to the first working day following such statutory holiday or public holiday, and interest shall accrue during the postponement period in accordance with the agreed interest calculation method.

3.3.3 Penalty interest

3.3.3.1 If the borrower fails to repay the loan principal within the period specified in the contract, the lender shall impose penalty interest on the overdue principal from the date of default, based on the applicable loan interest rate under this contract, and calculated in stages according to the overdue period: for overdue periods of up to 30 days (inclusive), the penalty interest rate shall be increased by fifty percent (in words); for overdue periods from 30 days up to 60 days (inclusive), the penalty interest rate shall be increased by fifty percent (in words); for overdue periods exceeding 60 days, the penalty interest rate shall be increased by fifty percent (in words). During the overdue period, the penalty interest rate for fixed-rate loans shall remain fixed; for floating-rate loans, if benchmark interest rates such as lpr or sofr are adjusted, the penalty interest rate shall be determined based on the loan interest rate as adjusted in accordance with the method specified in this contract.

3.3.3.2 If the borrower uses the loan for purposes other than those agreed in the contract, the lender shall impose penalty interest on the misused amount from the date of such misuse, at a rate increased by one hundred percent (in words) above the agreed loan interest rate, until the principal and interest are fully repaid. During the period of misuse, the penalty interest rate for fixed-rate loans shall remain fixed; for floating-rate loans, if benchmark interest rates such as LPR or SOFR are adjusted, the penalty interest rate shall be determined based on the loan interest rate as adjusted in accordance with the method specified in this contract.

3.3.3.3 If the same loan is both overdue and used in violation of the agreed purpose, the higher of the two penalty interest rates shall apply.

3.3.4 The annualized interest rate, loan interest rate, and applicable loan interest rate under this contract are calculated using the simple interest method. This does not apply to cases where the lender compounds interest on the borrower's overdue interest payable in accordance with the regulations of the People's Bank of China, as further specified in section 3.3.5.

3.3.5 Compound interest

If the borrower fails to pay any interest due on time, the lender shall compound interest on such overdue interest on a monthly (quarterly/monthly) basis from the date such interest was due. Overdue interest payable includes: interest accrued but unpaid during the loan period (including penalty interest for misuse) and interest accrued but unpaid after the loan becomes overdue (including overdue penalty interest and penalty interest for misuse). For interest accrued but unpaid during the loan period, compound interest shall be calculated at the applicable loan interest rate under the contract before the repayment date, and at the overdue loan interest rate after the repayment date. For overdue loan interest payable, compound interest shall be calculated at the overdue loan interest rate.

3.4 Drawdown and loan disbursement

3.4.1 Conditions for drawdown

3.4.1.1 The borrower must satisfy all of the following conditions to apply for a drawdown:

(1) The borrower has the legal capacity to borrow; its relevant decision-making or authorized body has lawfully passed a resolution approving the borrowing, and any required approvals from relevant authorities have been obtained.

(2) All relevant security procedures required by the lender have been completed, and the security is legal and valid.

(3) The use of the loan proceeds complies with applicable laws and regulations, the loan contract, and the relevant commercial contracts corresponding to the use of funds.

(4) The representations and warranties made by the borrower at the time of signing the contract remain true and valid at the time of each drawdown, with no material or substantive adverse changes, and no other material adverse circumstances that may affect the performance of this contract have occurred.

(5) Other conditions:

3.4.1.2 If, within three (3) months from the date of signing this contract, the borrower fails to satisfy the conditions set forth in section 3.4.1.1, the lender shall have the right to terminate this contract. If the lender terminates the contract, the borrower's objection period shall be seven days, commencing from the date the lender notifies the borrower in writing, orally, or by other means.

3.4.2 Drawdown method

3.4.2.1 General working capital loan

3.4.2.1.1 The borrower shall draw down the loan based on actual funding needs, with the specific drawdown schedule as follows:

The first drawdown must be made on or before December 30, 2026, and the final drawdown must be made on or before December 30, 2026. If the borrower fails to complete the drawdown procedures in accordance with the drawdown schedule specified in the contract, the lender shall have the right to cancel all or part of the undrawn amount and to redetermine whether to disburse the loan and under what conditions.

3.4.2.1.2 The borrower shall draw down the loan on the agreed dates and in the agreed amounts. If the borrower needs to adjust the drawdown schedule, it shall submit a request to the lender [ ] days in advance, and any adjustment shall be made with the lender's consent.

3.4.2.2 Revolving working capital loan

3.4.2.2.1 The borrower may, within the credit facility, apply to the lender for drawdowns on an as-needed basis. Drawdown procedures shall be completed upon the lender’s review and approval. However, the term of any single drawdown shall not exceed [ - ] months, and the maturity date of such drawdown shall not fall later than six months after the expiry date of the credit facility.

3.4.2.2.2 When applying for a drawdown, the borrower must submit a written drawdown request to the lender and provide relevant documents, including commercial contracts, invoices, and other evidence corresponding to the intended use of the funds.

3.4.2.3 Self-service revolving working capital loans

The borrower may, within the credit facility, make drawdowns on an as-needed basis through the lender’s physical counters or self-service electronic channels. However, the amount of any single drawdown shall be no less than RMB 50,000 and shall be in multiples of RMB 10,000. The term of any single drawdown shall not exceed one year, and the maturity date of such drawdown shall not fall later than the expiry date of the credit facility.

3.4.3 Loan disbursement

3.4.3.1 Disbursement by lender’s payment instruction

3.4.3.1.1 Under any of the following circumstances, the borrower shall instruct the lender to disburse the loan funds to the borrower’s counterparties that meet the purposes specified in this contract and the relevant commercial contracts:

(1) The payee is identified, and the amount of a single drawdown exceeds RMB 10 million (or the equivalent in foreign currency).

(2) Other circumstances agreed by both parties.

Here is the corrected translation with the requested fixes applied:

3.4.3.1.2 Where disbursement by lender’s payment instruction is adopted, the borrower shall submit a drawdown request and a "Payment Instruction Letter" to the lender three days in advance, and provide, as required by the lender, relevant documents including commercial contracts, invoices, and other evidence corresponding to the intended use of the funds. After review and confirmation, the lender shall disburse the loan directly from the borrower’s account to the borrower’s counterparty. If the borrower’s drawdown request does not meet the drawdown conditions stipulated in the contract, or if the payment instruction contains information inconsistent with the contract, incomplete transaction documents, or false information, the lender shall have the right to refuse to disburse or pay the corresponding loan. The lender shall not be liable for any default by the borrower against its counterparty or any other losses arising therefrom. If the payment information provided by the borrower is inaccurate or incomplete, resulting in delay or failure of the fund disbursement, the lender shall not be liable.

3.4.3.1.3 If the borrower requests a suspension or withdrawal of a payment instruction, it shall submit a written request to the lender before the lender makes the payment. After review and confirmation, the lender shall suspend the payment instruction and shall have the right to recall the corresponding loan. During such period, interest on the relevant loan shall accrue in accordance with the contract. If the borrower subsequently requests to reinstate the payment instruction after suspension, the procedures set forth in clause 3.4.3.1.2 shall apply.

3.4.3.1.4 Payment instructions shall not be subject to conditions. If the borrower attaches conditions in the "Payment Instruction Letter," such conditions shall not create any obligation on the lender. Unless otherwise agreed in writing by both parties, the lender shall not be obligated to notify the payee in connection with matters such as processing payment instructions, suspending payments, withdrawing payments, or reinstating payments.

3.4.3.1.5 Where disbursement by lender’s payment instruction is adopted, the lender shall have the right to restrict the borrower’s payment activities and passbook-free functions on non-counter channels, including mobile banking, online banking, telephone banking, and cash management channels, for the relevant account.

3.4.3.2 Self-directed disbursement

Except for the circumstances set forth in clause 3.4.3.1.1, after the loan is credited to the borrower’s account, the borrower may disburse the funds independently in accordance with the contract. The borrower shall, as required by the lender, report the disbursement status of the loan funds and promptly provide records of loan fund usage and relevant documents, including commercial contracts, invoices, and other evidence corresponding to the intended use of the funds. The lender shall have the right to verify whether the loan disbursement complies with the agreed purposes through account analysis, document inspection, on-site investigation, or other means.

3.4.3.3 If the borrower experiences a decline in creditworthiness, weak profitability in its main business, a significant deterioration in its operating and financial condition, abnormal use of loan funds, failure to disburse loan funds in accordance with the contract, or circumvention of the lender’s payment instruction requirements through methods such as splitting payments into smaller amounts or providing false information, or any other material breach of the contract, the lender shall have the right to negotiate with the borrower to impose additional conditions for loan disbursement and payment, change the method of loan disbursement, or suspend or cease loan disbursement and payment.

3.4.4 Loan fund recall

3.4.4.1 If, for reasons not attributable to the lender, the commercial contract underlying the loan under this contract cannot be fully performed, is terminated, or is invalid, resulting in the borrower having drawn down loan funds in excess of the actual payments made for the relevant transaction, or if transaction funds are returned, the borrower shall repay the corresponding loan funds to the lender.

3.4.4.2 If the borrower fails to disburse the loan funds in the manner agreed upon, the lender shall have the right to recall the loan funds that were not disbursed as agreed.

3.4.4.3 Until the loan funds are returned to the lender in accordance with clauses 3.4.4.1 and 3.4.4.2, interest shall accrue and be settled in accordance with clauses 3.3.1 and 3.3.2.

3.5 Financial covenant monitoring

If any of the following circumstances occurs, the borrower shall, as required by the lender, implement debt protection measures acceptable to the lender. Otherwise, the lender shall have the right to adopt the remedial measures set forth in clause 5.3. This applies only to contract (agreement) number [REDACTED] with seal type contract.

3.6 Account supervision

3.6.1 The borrower designates the following account as the fund collection account:

Account name: WIPO (Shanghai) New Energy Technology Co., Ltd.

Account number: [REDACTED]

3.6.2 The lender shall have the right to adopt the following supervisory measures with respect to the fund collection account:

(1) Require the borrower to provide timely information on fund inflows and outflows of the fund collection account.

(2) Other:

3.7 Repayment

3.7.1 Repayment method:

3.7.1.1 The borrower shall, one day prior to the repayment date, deposit the current installment of principal and interest due into the repayment account designated by the lender, and irrevocably authorize the lender to deduct the amount from such account.

3.7.1.2 Upon mutual agreement through consultation, the parties agree that if the borrower fails to repay any matured debt (including debt declared prematurely due) under this contract as agreed, the lender shall have the right to deduct corresponding amounts from any and all accounts opened by the borrower with the lender or any other branch of Agricultural Bank of China to satisfy such debt, until all of the borrower's obligations under this contract are fully discharged.

3.7.1.3 Where the lender exercises its right of set-off in accordance with the law or the contract, the borrower's objection period shall be seven days, commencing from the date on which the lender notifies the borrower in writing, orally, or by other means.

3.7.2 Order of repayment

3.7.2.1 Unless otherwise agreed by the parties, the borrower's repayments shall be applied in the following order:

(1) Where there are multiple matured debts between the borrower and the lender and the borrower's repayment is insufficient to discharge all matured debts, the debts to be discharged and the order of application of the borrower's payments shall be determined by the lender.

(2) Where the lender exercises its right of set-off against the borrower in accordance with the law or the contract, the debts to be set off and the order of application shall be determined by the lender. Where the lender lawfully exercises its right of subrogation, the debts to be discharged by the payments made by the secondary obligor to the lender and the order of application shall be determined by the lender.

3.7.2.2 If the borrower's repayment is insufficient to discharge the amounts payable under the loan, the lender shall have the right to elect to apply such repayment to principal, interest, default interest, compound interest, or the costs of enforcing the claim.

3.7.3.3 If the borrower prepays the loan, the amount of principal repaid shall be no less than RMB 1,000,000 and shall be an integral multiple of RMB 1,000,000.

3.7.3.4 If the borrower prepays part of the loan, interest on the outstanding portion of the loan shall continue to be calculated at the loan interest rate agreed in this contract.

3.7.4 Extension

3.7.4.1 If the borrower is unable to repay the loan on the agreed repayment date, the borrower may apply to the lender for an extension. The borrower shall submit the extension application to the lender 15 days prior to the maturity date of the relevant loan. If the lender agrees, it shall enter into an extension agreement with the borrower.

3.7.4.2 If the borrower applies for an extension of a revolving working capital loan, the lender shall have the right to revoke the borrower's unused loan facility, change the payment method, require additional security, or suspend the disbursement of the loan.

3.8 Loan Vouchers

3.8.1 The loan voucher forms an integral part of this contract. If any matter is not recorded in this contract, or if the loan amount, drawdown amount, repayment amount, loan disbursement date and maturity date, loan term, loan interest rate, or loan purpose recorded in this contract is inconsistent with the loan voucher, the loan voucher shall prevail.

3.8.2 Under the self-service revolving working capital loan method, if the borrower draws the loan through self-service electronic channels, the loan amount, drawdown amount, repayment amount, loan disbursement date and maturity date, loan term, loan interest rate, and loan purpose shall be subject to the electronic transaction records generated by the self-service electronic channels.

3.9 Security

3.9.1 The security method for the loan under this contract is: joint and several liability guarantee provided by legal representative Liu Yuejin, and a maximum amount intellectual property pledge provided by WIPO (Shanghai) New Energy Technology Co., Ltd.

3.9.2 The security contract shall be separately executed by and between the lender, the borrower, and the guarantor. If a maximum amount security method is adopted, the security contract number is: [REDACTED].

3.10 Rights and Obligations

3.10.1 Rights and Obligations of the Borrower

(1) To draw the loan and make loan fund payments in accordance with the contract.

(2) To repay the loan principal and interest in full and on time.

(3) To use the loan in accordance with the purposes and methods stipulated by laws, regulations, or the contract, and not to use the loan in violation of regulations for shareholder dividends, investment in financial assets, fixed assets, equity, or other investments, nor for fields and purposes prohibited by the state for production and operation.

(4) To accept and actively cooperate with the lender and its agents in supervising and inspecting the borrower's financial activities, loan usage, and other related matters; to submit to the lender in a timely manner, upon the lender's request, relevant materials and information concerning loan usage, finances, and other matters as required by the lender; to cooperate with the lender in conducting assessments and handling of anti-money laundering, counter-terrorist financing, counter-proliferation financing, anti-tax evasion and sanctions risks, as well as environmental, social, and governance risks; to cooperate in investigations concerning the borrower and its major shareholders, actual controllers, legal representatives, senior management personnel, etc., regarding illegal engagement in private lending, illegal fundraising, involvement in organized crime and evil forces, and other illegal financial activities.

(5) The borrower shall notify the lender in writing in advance and obtain the lender's consent before implementing the following actions, and the lender shall have the right to participate in the implementation:

(i) Undertaking contracting, leasing, shareholding reform, joint operation, merger, consolidation, acquisition, division, capital reduction, joint venture, transfer of major assets, significant outward investment, issuance of bonds, large-scale borrowing, major related party transactions, applying for suspension of operations for rectification, applying for dissolution, applying for bankruptcy, etc.

(ii) Providing large-scale guarantee for the debts of others or mortgaging or pledging its major assets to a third party, which may affect the borrower's debt repayment ability.

(iii) Other significant adverse circumstances that may cause material changes to the creditor-debtor relationship under this contract or affect the lender's realization of its claims.

(6) The borrower shall notify the lender in writing within 5 days of the occurrence of the following events:

(i) The borrower or its legal representative, principal responsible person, or actual controller engages in illegal activities.

(ii) Cessation of production, business suspension, cancellation, revocation of business license, dissolution, etc.

(iii) Deterioration of financial condition, severe operational difficulties, or occurrence of major adverse disputes.

(iv) The borrower is involved in money laundering, terrorist financing, proliferation financing, tax evasion, or sanctions risks.

(v) The borrower is involved in significant environmental, social, or governance risks.

(vi) The borrower and its major shareholders, actual controllers, legal representatives, senior management personnel, etc., illegally engage in private lending, illegal fundraising, involvement in organized crime and evil forces, or other illegal financial activities.

(vii) Other matters that may have an adverse impact on the realization of the claim.

(7) The borrower shall notify the lender in writing within 7 days of the occurrence of the following events:

(i) Changes in affiliation, major changes in senior management personnel, or significant adjustments in organizational structure.

(ii) Material changes in industrial and commercial registration items such as name, domicile, business scope, or franchise matters.

(iii) Increase in registered capital or substantive amendment to the company's articles of association.

(iv) Any other material changes that may affect the borrower’s ability to perform its obligations under the contract.

(8) The borrower and its investors shall not evade the borrower’s debts to the lender by any means, including but not limited to withdrawing capital, transferring assets, or unauthorized transfer of shares, and shall not engage in any other conduct that harms the lender’s interests.

(9) Other rights and obligations as provided by laws and regulations or as agreed by the parties.

3.10.2 Rights and obligations of the lender

(1) To disburse the loan to the borrower on time and in full, except where the delay is caused by the borrower’s own reasons or by reasons other than those attributable to the lender.

(2) To have the right to supervise and inspect, by on-site and off-site means, the borrower’s production and operations, financial condition, inventory of materials, and use of the loan, and to require the borrower to provide relevant documents, materials, and information.

(3) If the borrower experiences any circumstances that may affect the safety of the loan or the performance of its obligations, or if the guarantor experiences production suspension, business closure, cancellation of registration, revocation of business license, bankruptcy, dissolution, or significant operating losses that may cause it to partially or completely lose its corresponding guaranty capacity, or if the value of the collateral or pledge securing the loan decreases, is accidentally damaged or destroyed, or otherwise jeopardizes the realization of the security, the lender has the right to require the borrower to rectify the situation within a specified period, implement measures to protect the creditor’s rights, provide other effective security, or reduce or cancel the borrower’s loan facility, suspend loan disbursement, declare the loan under this contract and other contracts immediately due, or accelerate repayment of the loan.

(4) To have the right to monitor the borrower’s relevant accounts, and to require the borrower to open dedicated loan disbursement and repayment accounts when necessary, and to have the right to accelerate repayment of the loan based on the borrower’s fund collection status.

(5) Other rights and obligations as provided by laws and regulations or as agreed by the parties.

3.10.3 Other obligations

3.10.3.1 Each party shall keep confidential any commercial secrets of the other party and other information related to interests obtained during the negotiation and performance of the contract; unless otherwise required by laws and regulations, no party shall disclose or divulge such information to any third party without the consent of the other party.

3.10.3.2 After the termination of the rights and obligations under the contract, each party shall perform the necessary obligations of notification and assistance in accordance with the principle of good faith.

Article 4 Supplementary Provisions

The parties hereby agree on the following supplementary terms:

4.1 If the loan under this contract is disbursed in renminbi, the borrower acknowledges and agrees that during the term of the contract, if there is any adjustment to laws, regulations, or relevant provisions relating to interest rates, or if there is any adjustment to the self-regulatory pricing agreement on loans or the loan prime rate (lpr), such that the contractual loan interest rate (including fixed rate, floating rate, etc.) falls below the latest permitted floor under the interest rate policy or self-regulatory agreement (the “latest permitted floor”), the loan interest rate under this contract (including the rate at the time of disbursement for new drawdowns and the rate after adjustment following lpr changes for drawn amounts) shall be no lower than the latest permitted floor (the “applicable rate”). The specific applicable rate and the effective date thereof shall be subject to the lender’s notice.

4.2 If the borrower does not accept the above adjustment to the loan interest rate, it has the right to notify the lender in writing within 10 business days of receipt of the lender’s notice to terminate this contract early and settle the loan. The arrangements following early termination shall be governed by laws, regulations, and the relevant provisions of this contract. Prior to the early termination of this contract, the loan interest rate under this contract shall be implemented in accordance with the lender’s notice. If the borrower chooses to continue performing this contract or fails to notify the lender of early termination within the prescribed period, the borrower shall be deemed to have accepted the above adjustment to the loan interest rate. During the term of the contract, the borrower may apply to the lender for early repayment of all or part of the loan in accordance with the provisions of this contract; the arrangements for early repayment shall be subject to the relevant provisions of this contract. After early repayment, the outstanding loan shall still be subject to the provisions of clause 4.1 above.

4.3 Loan funds shall not be used for the purchase of virtual currencies or mining machines, etc.

4.4 The borrower undertakes that, prior to repaying the credit facility to Agricultural Bank of China, it shall not pledge or mortgage its assets to any third party, and shall not provide guarantee by way of suretyship for any third party, without the prior written consent of the lender.

Article 5 Legal Liability Seal Category: Contract (Agreement) Type

5.1 The following actions by the borrower shall each constitute an event of default:

(1) Breach of any obligation under the contract;

(2) Failure to perform the undertakings made in article 2 of this contract;

(3) Express statement or conduct indicating an unwillingness to repay its matured or unmatured debts;

(4) Failure to perform or fully perform obligations under other contracts entered into between the borrower and the lender, where the lender declares the borrower to be in default;

(5) Any other circumstances where the borrower fails to perform or fully perform the contract.

5.2 Under any of the following circumstances, the lender has the right to terminate this contract and any other contracts entered into between the parties:

(1) Default by the borrower or the guarantor;

(2) A material adverse change in the repayment capacity of the borrower or the guarantor;

(3) Material damage or diminution in value of the collateral or pledge;

(4) Adjustment to national policies that may have a material adverse effect on the safety of the loan;

(5) Material default by the borrower to other creditors;

(6) Other circumstances under which the contract may be terminated as provided by law or agreed by the parties.

If the lender terminates the contract, the borrower’s objection period shall be seven days, commencing from the date on which the lender notifies the borrower in writing, orally, or by other means.

5.3 Upon the occurrence of any circumstance described in clauses 5.1 or 5.2, the lender has the right to take the following remedial measures:

(1) Require the borrower or the guarantor to rectify the default or any other circumstance adverse to the safety of the loan within a specified period, implement other debt protection measures, or provide other effective security;

(2) If the borrower fails to use or repay the loan in accordance with the agreement or fails to pay accrued interest as agreed, charge default interest and compound interest as stipulated in the contract until the principal and interest are fully repaid;

(3) Reduce the credit facility, reduce or cancel the borrower’s loan facility, adjust the loan disbursement method, adjust the loan interest rate, suspend or cease loan disbursement, accelerate repayment of the disbursed loan, or declare the loan under other loan contracts between the borrower and the lender immediately due;

(4) Exercise set-off or other statutory or contractual rights against the borrower.

(5) require the borrower to assume damages and other legal liabilities;

(6) take corresponding asset preservation measures and other legal measures;

(7) adjust the classification of loan risk status and publicly disclose the borrower’s default in accordance with laws, regulations, and financial regulatory requirements;

(8) other remedies.

5.4 If the borrower experiences a deterioration in credit status as described in clause 5.2, the lender has the right, without notice, to automatically cancel all undrawn loan facilities under this contract.

5.5 If the lender resorts to litigation, arbitration, or other means to realize its claims due to the borrower’s default, all costs incurred by the lender, including attorney fees, travel expenses, enforcement fees, appraisal fees, and any other expenses for realizing the claims, shall be borne by the borrower.

5.6 Subject to the borrower’s performance of its obligations under this contract, if the lender fails to disburse the loan in full and on time in violation of clause 3.10.2(1), the lender shall compensate the borrower for the actual losses suffered as a result.

Article 6 Other Matters

6.1 Notices and all communications under this contract shall be delivered to the other party at the communication address, telex number, or other contact information recorded in this contract. If a party’s contact information changes, it shall promptly notify the other party.

6.2 Service of Process Clause

6.2.1 The borrower agrees and confirms the following address as the address for service of legal documents related to the performance of this contract and dispute resolution: service address: 9th floor, building E1, hongqiao world center, no. 1588 zhuguang road, qingpu district, shanghai postal code: 201702

recipient and contact number: Liu yuejin, [REDACTED]

Relevant legal documents delivered by personal service or mail to this address shall be deemed served.

6.2.2 The borrower agrees that the lender or the competent dispute resolution authority may also serve relevant legal documents on the borrower through the following electronic service method (1):

(1) mobile phone (sms): [REDACTED]

(2) fax:

(3) email:

(4) qq:

(5) wechat:

(6) other electronic methods: n/a

6.2.3 The scope of application of the service address and methods includes: all types of notices, agreements, and other documents under this contract, as well as relevant documents and legal instruments in dispute resolution proceedings (including but not limited to mediation, arbitration, first instance, second instance, retrial, and enforcement proceedings).

If the service address or method needs to be changed, the borrower shall notify the lender in writing seven business days in advance. The change shall take effect when the lender actually receives the notice. Failure to provide advance written notice shall be deemed as no change having occurred.

If the service address or method provided by the borrower is inaccurate or untrue, or if the borrower fails to notify the lender in a timely manner after changing the service address or method, or if the borrower or the person designated by the borrower to receive service (regardless of whether the borrower designates a recipient, the lender has the right to serve its legal representative or responsible person) refuses to accept service, resulting in the relevant legal documents not being actually received, the borrower shall bear all legal consequences arising therefrom. For service by mail, the date of return indicated on the mail receipt shall be deemed the date of service; for personal service, the date on which the server records the circumstances on the service receipt at the scene shall be deemed the date of service; for electronic service, the date on which the document enters the system designated by the borrower shall be deemed the date of service.

6.2.4 If both a service address and an electronic service method are agreed upon, service to the borrower’s designated address and electronic service shall have equal legal effect. If multiple methods are used to serve the same matter or legal document, all shall have service effect, and the earliest service date shall be deemed the date of service.

6.2.5 This service of process clause is an independent clause and shall not be affected by the validity of the contract as a whole or any other clause.

6.3 Fees payable by the parties to third parties for the performance of this contract shall be borne as agreed upon by the parties through negotiation. If no agreement is reached or negotiation fails, the fees shall be borne by the parties in accordance with laws and regulations or based on the principle of fairness.

6.4 The lender or Agricultural Bank of China has the right, based on operational management needs, to authorize or entrust other branches of Agricultural Bank of China to perform the rights and obligations under this contract (including but not limited to post-loan management, loan collection and recovery, exercise of security interests, credit issuance, etc.), or to transfer the loan under this contract to other branches of Agricultural Bank of China for undertaking and management. The borrower acknowledges and accepts this and shall bear the corresponding legal consequences arising from such actions under this contract. The above actions of the lender do not require further consent from the borrower.

6.5 Personal Information Protection Clause

6.5.1 The borrower undertakes:

(1) to have obtained, through authorization or other means, the consent of relevant individuals such as legal representatives, senior management personnel, actual controllers (natural persons), major natural person shareholders, and business handling personnel, to provide the necessary personal information of such individuals, including names, identity document information (type, number, and validity period), mobile phone numbers, and (others), to the lender for necessary purposes such as investigation, review, approval, and ongoing management during the credit granting process under this contract, contacting your company, and fulfilling obligations under laws and regulations and implementing regulatory requirements.

(2) to retain evidence of the consent of relevant individuals to provide their personal information to the lender and to provide such evidence upon the lender’s request; to assist the lender in responding to and resolving claims and disputes raised by relevant individuals regarding the protection of their personal information rights and interests.

(3) to promptly notify the lender when relevant individuals change; any legal liability arising from infringement of the personal information rights and interests of relevant individuals due to failure to notify in a timely or sufficient manner shall be borne by the borrower.

6.5.2 The lender undertakes:

(1) to process personal information in accordance with laws and regulations and the scope and purposes agreed with the borrower, to take security measures to protect the security of personal information, and to prevent the leakage, abuse, or unlawful use of personal information.

(2) upon receiving the borrower’s notice of a change in relevant individuals, to store the personal information only in accordance with national and the lender’s records management regulations and not to process it in any other manner.

(3) to store personal information for the period required by laws and regulations and for the minimum period necessary to achieve the business purposes under this contract.

6.5.3 The following special circumstances may involve the provision of the aforementioned personal information of relevant individuals to third parties. These circumstances include:

(1) During the collection of non-performing loans, personal information may need to be provided to collection agencies established in accordance with the law.

(2) During the securitization of credit assets or the transfer of non-performing credit assets, personal information may need to be provided to trust companies, financial asset management companies, or other entities established in accordance with the law.

(3) For purposes such as business coordination or collaborative management, personal information may need to be provided to the lender's overseas branches, subsidiaries, or affiliated institutions.

The borrower undertakes that it has obtained separate consent from the relevant individuals through authorization or other means to provide their personal information to the aforementioned third parties. The lender undertakes that, when the above special circumstances occur, it will fulfill its obligations and procedures related to the protection of personal information in accordance with the specific requirements of applicable laws and regulations.

6.5.4 For the general rules related to the protection of personal information of relevant individuals under this agreement, including the methods and procedures for such individuals to exercise their rights under the law, please refer to the relevant content of the "Privacy Policy of Agricultural Bank of China Limited (Corporate Version)" published on the official website of Agricultural Bank of China and updated from time to time. The borrower shall ensure that the relevant individuals are aware of and understand the aforementioned privacy policy.

6.6 The lender has the right, in accordance with applicable laws, regulations, or requirements of financial regulatory authorities, to provide information related to this contract (including but not limited to loan classification status, loan delinquency information, etc.) and other relevant information of the borrower to the financial credit information database, for inquiry and use by qualified institutions or individuals. The lender shall not bear any liability whatsoever for any adverse impact or loss suffered by the borrower as a result of any qualified third party's reliance on or use of the aforementioned information.

6.7 During the term of this contract, if the enactment or amendment of any law, regulation, national policy, or regulatory requirement prevents the lender from continuing to perform this contract or any part thereof, the lender shall have the right to cancel any undrawn loan and take such other measures as the lender deems necessary in accordance with the relevant provisions.

6.8 The failure of the lender to exercise, or the partial or delayed exercise of, any right under this contract shall not constitute a waiver or modification of such right or any other right, nor shall it affect the lender's further exercise of such right or any other related right.

6.9 Tax and invoice provisions

6.9.1 All amounts payable by the borrower to the lender under this contract that constitute taxable events in accordance with relevant national tax laws and regulations already include value-added tax. The value-added tax rate shall be determined in accordance with national laws and regulations. During the term of this contract, if national tax laws and regulations are amended, the lender shall adjust the relevant tax rate and related content accordingly.

6.9.2 The lender shall issue a special value-added tax invoice or a general value-added tax invoice to the borrower in accordance with national laws and regulations. If the borrower requests a special value-added tax invoice, it must satisfy the conditions and procedures stipulated by national tax laws and regulations; otherwise, the lender shall have the right to reject the borrower's request for a special value-added tax invoice under this contract. The borrower shall have the right to request an invoice within 360 days after the lender receives the taxable payment from the borrower. The invoice shall be issued by the lender or an invoicing institution designated by the lender. If the borrower fails to request the value-added tax invoice within the prescribed period, the lender may no longer provide the value-added tax invoice.

6.9.3 If any error in the special value-added tax invoice or general value-added tax invoice issued by the lender to the borrower is caused by the borrower, the borrower shall bear the responsibility, and the lender shall have the right to demand that the borrower compensate the lender for any losses or other adverse consequences incurred as a result. In the event that an incorrectly issued value-added tax invoice needs to be voided or a red-letter invoice needs to be issued, the borrower is obligated to cooperate with the lender in completing the relevant invoice processing matters.

6.10 Dispute Resolution

6.10.1 Any dispute arising hereunder shall be resolved through negotiation between the parties. If negotiation fails, the dispute shall be resolved by the following method (option 1):

(1) Filing a lawsuit with the people's court in the location of the lender.

(2) Submitting to (full name of arbitration institution) for arbitration in accordance with its arbitration rules.

6.10.2 During the period of litigation or arbitration, the provisions of this contract not involved in the dispute shall continue to be performed.

6.11 Effectiveness of the Contract

6.11.1 This contract shall become effective upon the date of signature or sealing by both the borrower and the lender.

6.11.2 Place of signing: No. 30 Tianyaoqiao Road, Xuhui District, Shanghai

6.11.3 Date of signing: March 24, 2026

6.11.4 Matters not covered in this contract shall be separately negotiated and determined by the parties.

6.11.5 This contract is executed in six counterparts, with the borrower holding one copy, the lender holding three copies, and each guarantor holding one copy. All counterparts have the same legal effect.

(No further text below)

(Signature page of the borrower)

This page is the signature page for contract number [REDACTED].

Borrower's declaration: The lender has legally reminded us of the relevant terms (especially those in bold), and upon our request, has explained the concepts, content, and legal effects of such terms. We have been informed of and understand the above terms.

Borrower (seal): Liu Zhuan This seal is only valid for contract (agreement) type documents numbered [REDACTED]

Legal representative / responsible person or authorized agent

(Signature page of the lender)

This page is the signature page for contract number [REDACTED].

Lender (seal)